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                                                                    EXHIBIT 99.1

               THERMO ELECTRON COMPLETES VIASYS HEALTHCARE SPINOFF

     Opening Trading Price for Thermo Adjusted to Reflect Share Distribution


WALTHAM, Mass., November 16, 2001 - Thermo Electron Corporation (NYSE:TMO) announced today that it has distributed all of its shares of Viasys Healthcare Inc. (NYSE:VAS) as a tax-free dividend to Thermo Electron shareholders of record on November 7, 2001. The distribution took place at 4 p.m. yesterday. Shares of Thermo Electron common stock will commence trading this morning approximately $2.50 lower than yesterday's closing price of $24.06, reflecting the Viasys Healthcare spinoff. Viasys Healthcare "when issued" common stock closed yesterday at $17.20.

     Thermo Electron has distributed .1461 shares of Viasys Healthcare common stock for each share of Thermo Electron common stock. The ratio is based on the number of Thermo Electron and Viasys Healthcare shares outstanding on the November 7, 2001, record date. Thermo Electron's distribution agent, American Stock Transfer & Trust Company, has mailed to Thermo Electron shareholders entitled to the dividend an information statement containing details of the distribution and information about Viasys Healthcare, as well as stock certificates representing whole shares of Viasys Healthcare common stock being distributed (any fractional shares will be payable in cash). Checks representing fractional shares will be mailed separately.

     Thermo Electron Corporation is a global leader in providing technology-based instruments, components, and systems that offer total solutions for markets ranging from life sciences to telecommunications to food, drug, and beverage production. The company's powerful technologies help researchers sift through data to make discoveries that will fight disease or prolong life. They allow manufacturers to fabricate critical components required to increase the speed and quality of communications. And they automatically monitor and control online production to ensure that quality standards are met safely and efficiently. Thermo Electron, based in Waltham, Massachusetts, reported $2.3 billion in revenues in 2000 and employs approximately 12,000 people worldwide. For more information on Thermo Electron, visit http://www.thermo.com.

     The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000. These include risks and uncertainties relating to: integration of the company's instrument businesses, the ability to improve internal growth, liquidity and prospective performance of a subsidiary to be spun off, the company's guarantee of obligations of a subsidiary that was spun off, the effect of exchange rate fluctuations on international operations, potential impairment of goodwill, the need to develop new products and adapt to significant technological change, dependence on customers that operate in cyclical industries, the effect of changes in governmental regulations, and dependence on customers' capital spending policies and government funding policies. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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